Exhibit 1.6

Swing Note

U.S. $5,000,000.00	June 30, 2026

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (the “Borrower”), hereby promises to pay to Bank of Montreal (the “Lender”) or its registered assigns on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Administrative Agent in Milwaukee, Wisconsin (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of Five Millions and No/100 Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Credit Agreement dated as of June 30, 2026, among Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Twin Disc, Incorporated

By:
Name Jeffrey S. Knutson
Title Vice President – Finance, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Swing Note – TDI]